UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 19, 2013

Gramercy Property Trust Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-32248	06-1722127
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

521 Fifth Avenue New York, New York	10175
(Address of Principal Executive Offices)	(Zip Code)

(212) 297-1000

(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 19, 2013, GKK Realty Advisors LLC (“Manager”), a wholly owned subsidiary of Gramercy Property Trust Inc. (the “Company”), entered into an amended and restated Asset Management Services Agreement, which is effective as of December 1, 2013 (the “Amended and Restated Management Agreement”), with KBS Acquisition Sub, LLC (“KBSAS”), a wholly owned subsidiary of KBS Real Estate Investment Trust, Inc. The Amended and Restated Management Agreement amends and restates the existing Asset Management Services Agreement, dated as of March 30, 2012, as amended by the First Amendment to Asset Management Services Agreement, dated as of August 17, 2012, and further amended by the Second Amendment to Asset Management Services Agreement, dated as of December 12, 2012 (the “Existing Management Agreement”) pursuant to which Manager provides asset management services to KBSAS with respect to certain underlying real estate assets (the “Properties”) that were transferred to affiliates of KBSAS pursuant to a collateral transfer and settlement agreement, dated as of September 1, 2011, by and among GKK Stars Acquisition LLC, KBSAS, KBS GKK Participation Holdings I, LLC, KBS GKK Participation Holdings II, LLC, KBS Debt Holdings Mezz Holder, LLC and KBS Acquisition Holdings, LLC.

The Amended and Restated Management Agreement provides for the payment by KBSAS to Manager of $12 million in satisfaction of the profit participation provisions under the Existing Management Agreement, which payment was made by KBSAS to Manager on December 19, 2013. In addition, the Amended and Restated Management Agreement provides for (i) a base management fee of $7.5 million per year, payable monthly, plus the reimbursement of all property related expenses paid by Manager on behalf of KBSAS (including costs related to providing in house legal and accounting services), (ii) an incentive fee (the “Profits Participation”) in an amount equal to a percentage (ranging from 10% to 30%) of the amount by which the gross fair market value or gross sales price of certain identified Properties exceeds the sum of: (A) a pre-agreed upon baseline value for such Properties plus (B) new capital expended to increase the value of a property and to pay for most tenant improvements and leasing commissions funded by KBSAS with respect to such portfolio, and (iii) a construction oversight fee, payable monthly, equal to a percentage (ranging from 0% to 10%) of construction costs for certain construction projects at the Properties overseen by the Manager.

The term of the Amended and Restated Management Agreement will continue to December 31, 2016 (with a one year extension option exercisable by KBSAS), unless earlier terminated as therein provided. The Amended and Restated Management Agreement may be terminated by KBSAS (i) at any time by 30 days’ prior written notice for Cause (as defined in the Amended and Restated Management Agreement) or (ii) at any time by 60 days’ prior written notice following the closing of the sale by KBSAS of all the Properties constituting the BD2 portfolio (the “BD2 Sale”), and may be terminated by Manager at any time in the event of a default by KBSAS under the Amended and Restated Management Agreement. In the event of a termination of the Amended and Restated Management Agreement by KBSAS due to the BD2 Sale, Manager may be entitled to a termination fee (the “Termination Fee”) as follows: (i) if the termination is effective prior to January 1, 2016, Manager will be entitled to receive a Termination Fee of $7.5 million, or (ii) if the termination is effective on or after January 1, 2016 but prior to or on December 31, 2016, Manager will be entitled to receive a Termination Fee of $3.75 million. If the termination is effective on or after January 1, 2017, Manager will not be entitled to receive a Termination Fee. The Manager is required to rebate back to KBSAS a portion of any Termination Fee if a Profit Participation is payable to the Manager as a result of the termination connected therewith, as follows: (A) if such termination is effective prior to January 1, 2016, Manager is required to rebate 50% of the amount by which the Profit Participation exceeds $15 million, and (B) if such termination is effective on or after January 1, 2016 but prior to or on December 31, 2016, Manager is required to rebate 50% of the amount by which the Profit Participation exceeds the applicable baseline set forth on Annex E to the Amended and Restated Management Services Agreement (which ranges from approximately $14.06 million in January of 2016 to $3.75 million in December of 2016).

For additional information regarding certain other agreements between the Company and affiliates of KBSAS, see the Company’s Current Report on Form 8-K filed on December 12, 2012.

The foregoing summary of the Amended and Restated Management Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Amended and Restated Management Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.

10.1	Amended and Restated Asset Management Services Agreement, entered into as of December 19, 2013 and effective as of December 1, 2013, by and between KBS Acquisition Sub, LLC and GKK Realty Advisors, LLC.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 20, 2013	GRAMERCY PROPERTY TRUST INC.

	By:	/s/ Jon W. Clark
	Name:	Jon W. Clark
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Exhibit Title

10.1	Amended and Restated Asset Management Services Agreement, entered into as of December 19, 2013 and effective as of December 1, 2013, by and between KBS Acquisition Sub, LLC and GKK Realty Advisors, LLC.